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EXHIBIT 99.1

         PCQuote.com Launches Strategic Business Partnership with CNNfn

CHICAGO, April 14, 1999 -- PC Quote, Inc. (Amex: PQT) today announced a strategic partnership between its newly incorporated subsidiary, PCQuote.com and CNNfn the financial network. Under a limited exclusive licensing agreement, PCQuote.com will provide CNNfn's award-winning original financial news to users of its popular financial content website, www.pcquote.com. PCQuote.com users will have access to continuously updated business stories from CNNfn, with direct links back to the full range of financial information and services offered on the CNNfn.com site.

"We are pleased to partner with such a prestigious brand as CNNfn.com," said Jim R. Porter, Chairman and CEO, PC Quote. "We believe the combination of CNNfn.com's premier news with our high-end HyperFeed 2000 financial market data and analytics will provide an increasingly valuable resource for the growing millions of active Internet investors."

Over the term of the agreement, CNNfn will acquire a minority equity position in PCQuote.com. "This partnership underscores the incredible value of our original financial news reporting and our growing stake in some of the Web's most dynamic and fastest-growing companies," said Lou Dobbs, President of CNNfn. "We're proud to add PCQuote.com to CNNfn's distinguished portfolio of Web partners."

ABOUT PC QUOTE

PC Quote is a premier provider of real-time financial market data to professional and consumer markets worldwide via broadcast and Internet. The company's proprietary datafeed, HyperFeed-TM- 2000, is known as the fastest, most complete datafeed available and is the only datafeed able to consistently deliver full options chains in true real-time.

Incorporating IP Multicast technology and proprietary advanced compression techniques, HyperFeed-TM- 2000 offers recipients unparalleled speed and has the capacity to handle rapidly growing volumes of market data.

Professional and individual investors use the firm's dynamic software applications to view, analyze and manipulate HyperFeed-TM- 2000's robust market data. PC Quote also offers user-friendly web-based authoring and software development tools for easy integration of HyperFeed-TM- 2000 data into a variety of web and software applications.

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ABOUT PCQUOTE.COM

PCQuote.com is a leading Internet-based provider of premium real-time financial data and analytical tools aimed at empowering the online investor. In addition to the company's www.pcquote.com and marketsmart-real.pcquote.com websites, the company offers a variety of free and subscription based financial services.

ABOUT CNNFN

CNNfn.com, which averages more than 1 billion page views a year, is the Internet's leading source for business news, financial intelligence and free business services. CNNfn.com is the companion to CNNfn, the first network to launch on television and the Web. The CNNfn.com web site offers users breaking business, financial and market news, and in-depth analysis of the US and global economies, the technology industry and companies in the news. In addition, CNNfn.com's extensive financial intelligence and personal finance tools provide access to investment reports, portfolio management, industry research and company profiles that make it the most complete business information resource available on the Web.




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